Exhibit 10.31

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) by and between VendingData Corporation (the “Company”), a Nevada corporation, and John J. Gerard, an individual (“Consultant”), is effective as of the 31st day of December, 2002 (the “Effective Date”).

WITNESSETH

Whereas, the Company desires to retain the services of Consultant as a consultant under the terms and conditions of this Agreement;

Whereas, the Company desires the knowledge, skills, and ability of Consultant for the benefit of the Company;

Whereas, Consultant wishes to be retained by the Company in accordance with the terms of this Agreement;

Whereas, Consultant recognizes the legitimate need of the Company for protection of its confidential information; and

Whereas, the Company recognizes and acknowledges the value of Consultant’s services and deems it necessary and desirable to retain Consultant’s services for the period herein described.

Now Therefore, in consideration of the mutual promises set for the herein, the Company and Consultant agree as follows:

1.       Engagement.  The Company hereby retains Consultant upon the terms and conditions set forth in this Agreement, and Consultant hereby accepts said terms and conditions.

2.       Term and Renewal.  Except as otherwise provided, this Agreement shall be for a term of three (3) years, commencing December 31, 2002, subject to the early termination provisions of Article 6.

3.       Duties of Consultant.  Consultant promises to advise the Company on leasing and other financial issues as the interest, needs, business or opportunity of the Company shall require.

4.       Compensation.  For all services rendered by Consultant under this Agreement and Consultant’s obligations under Article 5 hereof, Consultant shall receive from the Company warrants to purchase up to Seven Hundred Fifty Thousand (750,000) shares at $0.01, pre-1-for 5 reverse split, or One Hundred Fifty Thousand (150,000) shares at $0.05, post-1-for-5 reverse split, of the Company’s $0.001 par value common stock (the

“Common Stock”) under the terms and conditions set forth herein and as more specifically set forth in the Warrant to Purchase Shares of Common Stock, to be provided to Consultant by the Company.

Upon the Effective Date of this Agreement, Consultant shall have the right to purchase up to Seven Hundred Fifty Thousand (750,000) shares at $0.01 per share, pre-1-for-5 reverse split, or One Hundred Fifty Thousand (150,000) shares at $.05 per share, post-1-for-5 reverse split (the “Warrant Shares”).  Three Hundred Thousand (300,000) Warrant Shares at $.01 per share, pre-1-for-5 reverse split, or Sixty Thousand (60,000) Warrant Shares at $.05 per share, post-1-for-5 reverse split, shall vest as of the Effective Date.  Consultant’s right to purchase Four Hundred Fifty Thousand (450,000) Warrant Shares at $.01 per share, pre-1-for-5 reverse split, or Ninety Thousand (90,000) Warrant Shares at $.05 per share, post-1-for-5 reverse split, shall vest upon the Company’s receipt, after the Effective Date, of third-party funding of Four Hundred Fifty Thousand Dollars ($450,000) in lease financing for units of the Company’s Deck-Checker® product.  Under no circumstances shall Consultant be entitled to exercise any unvested Warrant Shares.

Warrants must be exercised within three (3) years from the Effective Date.  Shares of Common Stock will be issued as soon as practicable after Consultant provides the Company with an executed Exercise Agreement and tenders the purchase price to the Company.  The Company offers no warranty as to the tradability of the Shares or as to whether such shares will be registered with the Securities and Exchange Commission.

5.       Confidential Information.

5.1.       Definition.  “Confidential Information” shall mean and include all records of the accounts of the Company, and any other records and books relating in any manner to the business of the Company (whether such records, books or lists are prepared by Consultant or otherwise come into the possession of or use by Consultant), any product information, technical data, know-how, specifications, processes, drawings, sketches, formulas, computations and any other information of any kind whatsoever, whether written or not, concerning any process, manufacture, composition of matter, plant, design, idea, method, system or plan in which the Company has a possessory interest and which becomes known to Consultant, any accounting, sales, advertising, marketing or management information, methods or techniques, any business plans, any computer programs and routines of the Company and any other information of any kind whatsoever, whether written or not, concerning, directly or indirectly, the Company, its plans, programs or operations, which information is not generally known in the businesses or industries in which the Company is or may become engaged during the term of this Agreement.  Consultant acknowledges that the Company’s primary assets consist of its gaming products and accessories.   Any unauthorized disclosure of the design or marketing of such products by Consultant shall violate this Article.

5.2        Restriction on Use.  Any Confidential Information received or developed by Consultant shall be used only in the conduct of the business of the

Company.  Such Confidential Information shall not be used by Consultant for any other purpose unless otherwise directed or authorized in writing by the Company.

5.3        Protection of Confidential Information.  The Company and Consultant expressly recognize and acknowledge that Confidential Information disclosed to or developed by Consultant will not, at any time either during or after the term of this Agreement, in any manner, either directly or indirectly be divulged, disclosed, or communicated to any person, firm or corporation, or any other business entity by Consultant, nor shall Consultant use for his own benefit or for any other purpose than the exclusive benefit of the Company, its subsidiaries, successors, or assigns, Confidential Information or any information whatsoever concerning matters affecting or relating to the business of the Company, which Consultant knows or has reason to know would be valuable to competitors or potential competitors of the Company, including but not limited to information relating to the Company’s relationships with actual or potential customers or suppliers and to the needs and requirements of any such actual or potential customers.  Furthermore, but not by way of limitation of the foregoing, Consultant shall not make known to any firm, person or corporation the names or addresses of any of the customers of the Company or any other information pertaining to them.

5.4        Books and Records.  Consultant promises that he shall not, without the prior written approval of the Company, make copies of any books, drawings, documents, records or other written or printed, photographic, encarded, taped, electrostatically or electromagnetically encoded data or information of whatever nature (hereinafter the “documents”) of the Company; that he shall not, without the prior written approval of the Company, remove any of the foregoing from the premises of the Company; and that he shall not, without the prior written approval of the Company, make available to third parties access to said documents of the Company.  Consultant agrees that all records and books relating in any manner whatsoever to the customers (whether actual or potential) of the Company, whether prepared by the Consultant or otherwise coming into his possession, shall be the exclusive property of the Company.

5.5        Limitation.  Nothing contained in this Article or in any other part of this Agreement shall restrict the ability of Consultant to make, with the written consent of the Company and in the ordinary course of his consulting, such disclosures as may be necessary or appropriate to the effective and efficient discharge of his duties to the Company.

5.6        Term.  Notwithstanding any other provision of this Agreement, the provisions of this Article 5 shall continue in full force and effect for a period of two (2) years following the expiration or other termination of this Agreement.

6.       Termination.

6.1        Grounds for Termination.  This Agreement shall terminate as it relates to Consultant upon the first to occur of the following events:

a)      The death of Consultant;

b)      Immediately, upon five (5) days written notice from the Company to Consultant “for cause.”  For cause is defined as:

i)       a breach of the terms and conditions of this Agreement by Consultant (other than a breach described in subparagraph 6.1 (b) (ii) herein below), including the performance of Consultant’s obligations and duties herein, which remains uncured for a period of twenty (20) days after written notice by the Company to Consultant of any such breach;

ii)      a breach of the terms and conditions of this Agreement by  Consultant, which breach consists of dishonest or criminal conduct, or such breach constitutes gross negligence by Consultant in failing to perform his duties and obligations under this Agreement.

iii)     Upon the passing of fifteen (15) days after notice from the Company to Consultant of a bona fide decision by the Company to terminate its business.

7.       Miscellaneous.

7.1        Assignment of Agreement.  The knowledge and skills of Consultant are unique and his services bargained for by this Agreement may not be delegated by Consultant to any other person.  This Agreement shall inure to the benefit of and be binding upon Consultant and his testate or intestate distributes, and the Company, its successors and assigns including, without limitation, any person, partnership, trust, corporation or other legal entity that may acquire all or substantially all of the Company’s assets or which may acquire a controlling interest, either direct or beneficial, in the Company or with or into which the Company may be consolidated or merged.  As used in this Agreement, the term “Company” shall include any such successor or assignee.

7.2        Remedies.  It is agreed that any breach of Article 5 of this Agreement by Consultant will result in irreparable injury to the Company and will authorize recourse by the Company to equitable remedies, including, but not limited to, affirmative or negative injunctive relief.  It is further agreed that in the event of such breach, violation, or evasion of any Article hereinbefore mentioned, or of any other Article herein, the Company may forthwith terminate the Agreement and thereafter be released from all claims of Consultant hereunder; provided, however, that such a termination shall not release Consultant from any term or condition under Article 5 of this Agreement.  Nothing contained herein shall be deemed to obligate the Company to undertake such termination, and nothing contained herein shall be deemed to preclude the Company from pursuing any remedy, whether legal or equitable, which is available to it in the event of any breach, violation or evasion of any Article of this Agreement.

7.3        Waiver of Breach.  The waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other or subsequent breach of the same or any other term or condition.

7.4        Severability.  All terms and conditions contained herein are severable, and in the event that any of them shall be held or considered to be unenforceable by any Court of competent jurisdiction, this Agreement shall be interpreted as if such unenforceable term or condition was not contained herein.

7.5        Law to Apply.  This Agreement shall be governed by and interpreted according to the laws of the State of Nevada.  Each party submits to the personal jurisdiction of all courts, whether Federal or State, within Nevada, and agrees that any action pertaining to this Agreement shall be brought in a court in Las Vegas, Nevada.

7.6        Notice.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to his last residence as recorded on the records of the Company in the case of Consultant, or to the principal offices of the Company in the case of the Company.

7.7        Modification of Agreement.  No waiver or modification of this Agreement or of any term or condition herein contained shall be valid unless in writing and duly executed, nor shall any waiver or modification of this Agreement not duly executed as provided herein be deemed to be a part of this Agreement under any circumstances.

7.8        Gender, Number, Etc.  Where applicable, the singular includes the plural, the masculine includes the feminine, and vice versa.

IN WITNESS WHEREOF, the parties have executed this Agreement, delivery of which is hereby acknowledged, as of the date first above written.

VENDINGDATA CORPORATION

CONSULTANT

By:	/s/Stacie L. Brown	By:	/s/John J. Gerard

Stacie L. Brown, Attorney-in-Fact

John J. Gerard

for Steven J. Blad, President and
Chief Executive Officer